UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

February 27, 2014 (February 27, 2014)

Date of Report (Date of earliest event reported)

NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12317	76-0475815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7909 Parkwood Circle Dr. Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-346-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2014, National Oilwell Varco, Inc. (the “Company”) issued a press release announcing the appointment of Clay C. Williams as President and Chief Executive Officer of the Company. Mr. Williams replaced Merrill A. Miller, Jr. as Chief Executive Officer of the Company, while Mr. Miller was named the Company’s Executive Chairman. Mr. Miller will step down as the Company’s Executive Chairman contemporaneous with the completion of the previously announced plan to spin off to its shareholders its Distribution Business as an independent, publicly traded company. Mr. Miller will become the Executive Chairman of that publicly traded distribution company on the effective date of the spinoff.

Mr. Williams has served as a member of the Company’s Board of Directors since November 2013 and as the Company’s President and Chief Operating Officer since December 2012. He previously served as the Company’s Executive Vice President from February 2009, and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President - Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

The full text of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is provided as part of the information furnished under Item 5.02 of this Current Report:

99.1	National Oilwell Varco, Inc. press release dated February 27, 2014 announcing election of Clay Williams as President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2014	NATIONAL OILWELL VARCO, INC.

/s/ Raymond W. Chang
Raymond W. Chang
Vice President

Index to Exhibits

99.1	National Oilwell Varco, Inc. press release dated February 27, 2014 announcing election of Clay Williams as President and Chief Executive Officer.